Exhibit 10.14

ADVISORY AGREEMENT

ADVISORY AGREEMENT (the “Agreement”) dated as of the 20th day of November, 2006, by and among WCM POOL LLC, a Delaware limited liability company (the “Company”), PREFERRED INVESTMENT SOLUTIONS CORP., a Delaware corporation (the “Administrator”), and WINTON CAPITAL MANAGEMENT LIMITED, a company registered in England and Wales (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts with respect to commodities. Other transactions also may be effected from time to time, including among others, those as more fully identified in Exhibit A hereto; the foregoing commodities and other transactions are collectively referred to as “Commodities”; and

WHEREAS, the Company is authorized and directed to utilize the services of the Advisor in connection with the Commodities trading activities of the Company; and

WHEREAS, each of the members of the Company (the “Members”) is a commodity pool of which the Administrator is the sole managing owner and/or general partners; and

WHEREAS, none of the Members currently is accepting additional investments; and

WHEREAS, each of the Members has acquired an interest in the Company; and

WHEREAS, the Advisor’s present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Advisor is registered as a Commodity Trading Advisor under the Commodity Exchange Act, as amended (the “CE Act”), and is a member of the National Futures Association (the “NFA”) as a Commodity Trading Advisor and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, the Company and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services on behalf of the Company during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Duties of the Advisor.

(a) Appointment. The Company hereby appoints the Advisor, and the Advisor hereby accepts appointment, as the Company’s limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement the assets of the Company (the “Allocated Assets”) on the terms and conditions and for the purposes set forth herein. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. The Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems and strategies described in Exhibit A hereto, which the Company has selected to be utilized by the Advisor in trading the Allocated Assets (collectively referred to as the Advisor’s “Trading Approach”), subject to the trading policies and limitations as set forth in and attached hereto as Exhibit B (the “Trading Policies and Limitations”), as the same may be modified from time to time and provided in writing to the Advisor. The portion of the Allocated Assets to be allocated by the Advisor at any point in time to one or more of the various trading strategies comprising the Advisor’s Trading Approach will be determined as set forth in Exhibit A hereto, as it may be amended from time to time, with the consent of the parties, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Advisor will determine and, if required, adjust its trading in light of the new allocation.

(b) Allocation of Responsibilities. The Company will have the responsibility for the management of any portion of the Allocated Assets that are not invested in Commodities. The Advisor will use its good faith and best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Advisor’s Trading Approach. In the event that the

Company shall, in its sole discretion, determine in good faith, following consultation appropriate under the circumstances with the Advisor, that any trading instruction issued by the Advisor violates the Company’s Trading Policies and Limitations, then the Company, following reasonable notice to the Advisor appropriate under the circumstances, may override such trading instruction and shall be responsible therefor. Nothing herein shall be construed to prevent the Company from imposing any limitation(s) on the trading activities of the Company beyond those enumerated in Exhibit A if the Company determines that such limitation(s) are necessary or in the best interests of the Company, in which case the Advisor will adhere to such limitations following written notification thereof.

(c) Gains From Trading Approach. The Advisor agrees that at least 90% of the annual gross income and gain, if any, generated by its Trading Approach for the Company will be “qualifying income” within the meaning of Section 7704(d) of the Code (it being understood that such income largely will result from buying and selling Commodities and that the Trading Approach is not primarily intended to generate interest income). The Advisor also agrees that it will attempt to trade in such a manner as to allow non-U.S. Members (if any) to qualify for the safe harbors found in Section 864(b)(2) of the Code and as interpreted in the regulations promulgated or proposed thereunder.

(d) Modification of Trading Approach. In the event the Advisor requests to use, or the Company requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Company (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy from or to the then agreed upon Trading Approach, or a modification in the leverage employed outside the parameters described in the Advisor’s Disclosure Document attached hereto as Exhibit C), either in whole or in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Company and the Advisor consent thereto in writing.

(e) Notification of Material Changes. The Advisor also agrees to give the Company prior written notice of any proposed material change in its Trading Approach and agrees not to make any material change in such Trading Approach (as applied to the Company) over the objection of the Company, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Company) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor’s Trading Approach and the deletion (but not the addition) of Commodities (other than the addition of Commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission (the “CFTC”) as providing customer protections comparable to those provided on domestic exchanges or (iii) in the interbank foreign currency market) to or from the Advisor’s Trading Approach, shall not be deemed a material change in the Advisor’s Trading Approach, and prior approval of the Company shall not be required therefor. The utilization of forward markets in addition to those enumerated in the Advisor’s Disclosure Document attached hereto as Exhibit C would be deemed a material change to the Advisor’s Trading Approach and prior approval shall be required therefor.

Subject to adequate assurances of confidentiality, the Advisor agrees that it will discuss with the Company upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for the Company, provided that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information.

(f) Request for Information. The Advisor agrees to provide the Company with any reasonable information concerning the Advisor that the Company may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by the Company, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Company reasonably deems to be material to the Company; the Advisor also shall notify the Company of any such matters the Advisor, in its reasonable judgment, believes may be material to the Company relating to the Advisor and its Trading Approach. During the term of this Agreement, the Advisor agrees to provide the Company with updated monthly information related to the Advisor’s performance results within a reasonable period of time after the end of the month to which it relates.

(g) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations its receives to determine whether the Commodities trades were made in accordance with the Advisor’s instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor’s instructions, the Advisor shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected and where the error is deemed material promptly notify the Company of the material error.

(h) Liability. Neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to the Company, the Members, the Administrator, or their respective officers, directors, shareholders, members or employees, or any person who controls any of them, or the owners of any units of beneficial interest of any series of any Member on behalf of which series such Member has acquired an interest in the Company (“Limited Owners”), or any of their respective successors or assigns under this Agreement, except by reason of acts or omissions in material breach of this Agreement or due to their willful misconduct or gross negligence or by reason of their not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Company; it being understood that the Advisor makes no guarantee of profit nor offers any protection against loss, and that all purchases and sales of Commodities shall be solely for the account and risk of the Company, and the Advisor shall incur no liability for trading profits or losses resulting therefrom, provided the Advisor would not otherwise be liable to the Company under the terms hereof.

(i) Initial Allocation. Initially, and continuing until the earlier of (i) such time as the Company designates and utilizes the services of an Other Advisor (as such term is hereinafter defined) in connection with the Commodities trading activities of the Company, or (ii) such time as this Agreement is terminated in accordance with its terms, the Allocated Assets will total an amount equal to substantially all of the assets of the Company, including all cash and cash equivalents held by the Company reduced by all liabilities of the Company. The Administrator and the Company shall ensure that the trading asset level of the Company’s account managed by the Advisor is at all times fully funded, and is at no time notionally funded. Furthermore, at all times during the term of this Agreement, the Administrator shall ensure that each of the Members commits to the Company for inclusion as Allocated Assets all or substantially all of the assets allocated to the Advisor within any series of such Member on behalf of which series such Member has acquired an interest in the Company.

(j) Additional Allocations and Reallocations. Subject to Section 10(a) below, the Company may (i) allocate additional Allocated Assets to the Advisor, (ii) reallocate Allocated Assets away from the Advisor to another commodity trading advisor (an “Other Advisor”), (iii) reallocate Allocated Assets to the Advisor from an Other Advisor or (iv) allocate additional Allocated Assets to an Other Advisor. It is expressly acknowledged by the parties hereto that the Advisor currently is the sole commodity trading advisor to the Company and has been allocated 100% of the Allocated Assets. In the event the Company designates and utilizes the services of an Other Advisor in connection with the Commodities trading activities of the Company, the Company shall remove any reference to the Advisor from the Company’s name prior to any such allocation or reallocation of Allocated Assets to an Other Advisor.

(k) Delivery of Disclosure Document. The Advisor agrees to provide the Company with any amendment or supplement to the Disclosure Document attached hereto as Exhibit C (an “Update”) as soon as such Update is available for distribution following filing in final form with the CFTC and/or the NFA.

2. Indemnification.

(a) The Advisor. Subject to the provisions of Section 3 of this Agreement, the Advisor and each officer, director, shareholder and employee of the Advisor and each person who controls the Advisor, shall be indemnified, defended and held harmless by the Company and the Administrator, jointly and severally, from and against any and all claims, losses, judgments, liabilities, damages, costs, expenses (including, without limitation, reasonable investigatory and attorneys’ fees and reasonable expenses) and amounts paid in settlement of any claims in compliance with the conditions specified below (collectively, “Losses”) sustained by the Advisor (i) in connection with any acts or omissions of the Advisor or any of its officers, directors or employees relating to its management of the Allocated Assets, including in connection with this Agreement or otherwise as a result of the Advisor’s performance of services on behalf of the Company or its role as trading advisor in respect of the Allocated Assets and/or (ii) as a result of a material breach of this Agreement by the Company; provided, however, that (i) such Losses were not the result of the gross negligence, willful misconduct or material breach of this Agreement on the part of the Advisor, its officers, directors, shareholders and employees and each person controlling the Advisor, (ii) the Advisor and its officers, directors, shareholders and employees and each person controlling the Advisor, acted in good faith and in a manner reasonably believed by it and them to be in or not opposed to the best interests of the Company and (iii) any such indemnification will only be recoverable from the Allocated Assets and the assets of the Administrator; and provided further that no indemnification shall be permitted under this Section 2 for amounts paid in settlement if either (A) the Advisor fails to notify the Company of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid or (B) the Company does not approve the amount of the settlement within fifteen (15) days of any such notice (such approval not to be withheld unreasonably). Notwithstanding the foregoing, the Company shall at all times have the right to offer to settle any matter with the approval of the Advisor (which approval shall not be withheld unreasonably), and if the Company successfully negotiates a settlement and tenders payment therefor to the party claiming indemnification (the “Indemnitee”), the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Company and the Administrator to the Indemnitee shall be the amount of said proposed settlement.

(b) Default Judgments and Confessions of Judgment. None of the foregoing provisions for indemnification shall be applicable with respect to default judgments or confessions of judgment entered into by the Indemnitee, with its knowledge, without the prior consent of the Company.

(c) Procedure. In the event that an Indemnitee under this Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) Expenses. Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid by the Company or the Administrator in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Advisor undertakes to repay the advanced funds to the Company or the Administrator in cases in which the Indemnitee is not entitled to indemnification pursuant to this Section 2.

3. Limits on Claims. The Advisor agrees that it will not take any of the following actions against the Company or any Member: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or such Member in an involuntary case or proceeding under the U.S. Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Company or such Member a bankrupt or insolvent or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Company or such Member under the U.S. Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or such Member or of any substantial part of any of its properties, or ordering the winding up or liquidation of any of its affairs, (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy.

4. Representation Agreement. The parties agree to execute a Representation Agreement substantially in the form of Exhibit D to this Agreement (the “Representation Agreement”) contemporaneously herewith.

5. Advisor Independence.

(a) Independent Contractor. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Company, the Administrator and each other commodity trading advisor that may in the future provide commodity trading advisory services to the Company and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Company, the Administrator, or any other commodity trading advisor in any way, or otherwise be deemed to be a general agent, joint venturer or partner of the Company, the Administrator, or any other commodity trading advisor or in any way be responsible for the acts or omissions of the Company, the Administrator, or any other commodity trading advisor as long as it is acting independently of such persons.

(b) Unauthorized Activities. Without limiting the obligations of the Company or the Administrator set forth under this Agreement, nothing herein contained shall be deemed to require the Company or the Administrator to take any action contrary to its organizational documents or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

(c) Purchase of Interests. Any of the Advisor, its principals and employees may, in its discretion, acquire interests in the Members.

(d) Confidentiality. The Company and the Administrator acknowledge that the Trading Approach, including methods, models and strategies of the Advisor, is the confidential property of the Advisor. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Company and the Administrator further agree that they will keep confidential and will not disseminate the Advisor’s trading advice to the Company, except as, and to the extent that, it may be determined by the Administrator to be (i) necessary for the monitoring of the business of the Company or the Members, including the performance of brokerage services by the Company’s commodity broker(s), or (ii) expressly required by law or regulation. The Parties agree to execute a Non-Disclosure Agreement substantially in the form of Exhibit E to this Agreement (the “NDA”) contemporaneously herewith.

6. Commodity Broker.

All Commodities traded for the account of the Company shall be made through such floor broker or brokers, commodity broker or brokers, or counterparty or counterparties, as the Company directs, or otherwise in accordance with such order execution procedures as are agreed upon between the Advisor and the Company. Unless otherwise agreed upon between the Advisor and the Company, the Advisor shall not have any authority or responsibility in selecting or supervising any floor broker or counterparty for execution of Commodities trades of the Company or for negotiating floor brokerage commission rates or other compensation to be charged therefor. The Advisor shall not be responsible for determining that any such broker or counterparty used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Trading Policies and Limitations.

7. Fees.

In consideration of and in compensation for the performance of the Advisor’s services under this Agreement, the Advisor shall receive from the Company a monthly management fee (the “Management Fee”) and a quarterly incentive fee (the “Incentive Fee”) based on the Allocated Assets, as follows:

(a) A Management Fee equal to 1/12 of 2% (0.16667%) per month of the Allocated Assets determined as of the close of business on the last day of each month (an annual rate of 2.0%). For purposes of determining the Management Fee, any distributions, redemptions or reallocation of the Allocated Assets made as of the last day of the month shall be added back to the Allocated Assets, and there shall be no reduction for (i) any accrued but unpaid incentive fees due the Advisor under paragraph (b) below for the quarter in which such fees are being computed or (ii) any accrued but unpaid extraordinary expenses unrelated to the Company. The Management Fee determined for any month in which an Advisor manages the Allocated Assets for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month the Allocated Assets were under the Advisor’s management as compared to the total number of days in such month, with such proration to include appropriate adjustments for any funds taken away from the Advisor’s management during the month for reasons other than distributions or redemptions, including, but not limited to, the reduction of the Allocated Assets allocated to the Advisor’s management resulting from the payment of extraordinary expenses. Management Fees paid pursuant to this section are non-refundable.

(b) An incentive fee of twenty percent (20%) (the “Incentive Fee”) of “New High Net Trading Profits” (as hereinafter defined) generated on the Allocated Assets, including realized and unrealized gains and losses thereon, as of the close of business on the last day of each calendar quarter (the “Incentive Measurement Date”).

New High Net Trading Profits (for purposes of calculating the Advisor’s Incentive Fee only) will be computed as of the Incentive Measurement Date and will include such profits (as outlined below) since the Incentive Measurement Date of the most recent preceding calendar quarter for which an incentive fee was earned (or, with respect to the first Incentive Fee, as of the commencement of operations) (the “Incentive Measurement Period”).

New High Net Trading Profits for any Incentive Measurement Period will be the net profits, if any, from trading of the Allocated Assets during such period (including (i) realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions) and will be calculated after the determination of the Company’s fixed brokerage fee and other transaction costs attributable to the Allocated Assets, the Advisor’s Management Fee, the operating expenses for which the Company is responsible, and any extraordinary expenses (e.g., litigation, costs or damages) paid during an Incentive Measurement Period which are specifically related to the Advisor, but before deduction of any Incentive Fees payable during the Incentive Measurement Period. New High Net Trading Profits will not include interest earned or credited on the Allocated Assets. New High Net Trading Profits will be generated only to the extent that the Advisor’s cumulative New High Net Trading Profits exceed the highest level of cumulative New High Net Trading Profits achieved by the Advisor as of a previous Incentive Measurement Date. Except as set forth below, net losses from prior quarters must be recouped before New High Net Trading Profits can again be generated. If a withdrawal or distribution occurs or if this Agreement is terminated at any date that is not an Incentive Measurement Date, the date of the withdrawal or distribution or termination will be treated as if it were an Incentive Measurement Date, but any Incentive Fee accrued in respect of the withdrawn assets on such date shall not be paid to the Advisor until the next scheduled Incentive Measurement Date. New High Net Trading Profits for an Incentive Measurement Period shall exclude capital contributions to the Company in an Incentive Measurement Period, distributions or redemptions paid or payable by the Company during an Incentive Measurement Period, as well as losses, if any, associated with redemptions, distributions, and reallocations of assets during the Incentive Measurement Period and prior to the Incentive Measurement Date (i.e., to the extent that assets are allocated away from the Advisor (through redemptions, distributions or allocations caused by the Company), any loss carryforward attributable to the Advisor shall be reduced in the same proportion that the assets allocated away from the Advisor bears to the Allocated Assets prior to the re- allocation and New High Net Trading Profits shall reflect this reduction in loss carryforward). In calculating New High Net Trading Profits, incentive fees paid for a previous Incentive Measurement Period will not reduce cumulative New High Net Trading Profits in subsequent periods.

(c) Timing of Payment. Management Fees and Incentive Fees shall be paid generally within fifteen (15) business days following the end of the period for which they are payable. The first incentive fee which may be due and owing to the Advisor in respect of any New Trading Profits will be due and owing as of the end of the first calendar quarter during which the Trading Advisor managed the Allocated Assets for at least forty-five (45) days. If an Incentive Fee shall have been paid by the Company to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Allocated Assets, the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(d) Fee Data. The Company will provide the Advisor with the data used by the Company to compute the foregoing fees generally within ten (10) business days of the end of the relevant period.

(e) Third Party Payments. Neither the Advisor nor any of its officers, directors, employees or stockholders shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Company carries an account for transactions executed in the Company’s account. The parties acknowledge that a familial relationship of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor’s Trading Approach on behalf of the Company, which payment shall not violate the preceding sentence.

8. Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated pursuant to paragraph (b), (c) or (d) of this Section 8, shall continue in effect until the close of business on the last day of the month ending twelve (12) full months following the commencement of the Company’s trading activities. Thereafter, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 8, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding term. Subject to Section 8(d)(iv) hereof, the automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any allocation of the Allocated Assets away from the Advisor pursuant to this Agreement or (ii) the retention of Other Advisors following a reallocation or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Company is terminated or in the event that any Member commences an offering of units of beneficial interest of such Member or any series thereof (if applicable). In addition, this Agreement shall terminate automatically in the event that the value of the Allocated Assets, as of the end of any business day, have declined by at least 40% from the value of the Allocated Assets (i) as of the first day of this Agreement or (ii) as of the first day of any calendar year, as adjusted on an ongoing basis by (A) any decline(s) in the value of the Allocated Assets caused by distributions, redemptions, reallocations and withdrawals and (B) additions to the value of the Allocated Assets caused by additional allocations.

(c) Optional Termination Right of Company. This Agreement may be terminated at any time at the election of the Company in its sole discretion upon at least thirty (30) days’ prior written notice to the Advisor. The Company will use its best efforts to cause any termination to occur as of a month-end. This Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Advisor in the event that (i) the Company determines in good faith, following consultation appropriate under the circumstances with the Advisor, that the Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of the Company; (ii) the Advisor’s registration as a commodity trading advisor under the CE Act or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (iii) the Company determines in good faith, following consultation appropriate under the circumstances with the Advisor, that the Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of the Company’s Trading Policies and Limitations or (B) the Advisor’s Trading Approach; (iv) there is an unauthorized assignment of this Agreement by the Advisor; (v) the Advisor dissolves, merges or consolidates with another entity or sells a substantial portion of its assets, any portion of its Trading Approach utilized by the Company or its business goodwill, in each instance without the consent of the Company; (vi) the Advisor becomes bankrupt (admitted or decreed) or insolvent; (vii) for any other reason, the Company determines in good faith that such termination is essential for the protection of the Company, including, without limitation, a good faith determination by the Company that the Advisor has breached a material obligation to the Company under this Agreement relating to the trading of the Allocated Assets.

(d) Optional Termination Right of Advisor. This Agreement may be terminated Advisor in its sole discretion at any time upon ninety (90) days written notice to the Company. This Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Company in the event (i) of the receipt by the Advisor of an opinion of qualified independent counsel satisfactory to the Advisor and the Company (which consent the Company will not withhold unreasonably) that by reason of the Advisor’s activities with respect to the Company it is required to register as an investment adviser under the Investment Advisers Act of 1940 and it is not so registered; (ii) that the registration of the Administrator as a commodity pool operator under the CE Act or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) that the Company (A) imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Allocated Assets or (B) overrides trading instructions of the Advisor or does not consent to a material change to the Trading Approach requested by the Advisor; (iv) if the value of the Allocated Assets decreases to less than $5 million as the result of redemptions, distribution, reallocation of Allocated Assets or deleveraging initiated by the Company but not trading losses, as of the close of business on any Friday; (v) the Company elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor’s management of the Allocated Assets from that which the Advisor is then using to manage such Allocated Assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Company and/or the Administrator; (vii) there is a material breach of this Agreement by the Company and/or the Administrator and, after giving written notice to the Company which identifies such breach, such material breach has not been cured within ten (10) days following receipt of such notice by the Company; (viii) the Advisor provides the Company with written notice, at least ninety (90) days’ prior to the end of the then current term, of the Advisor’s desire and intention to terminate this Agreement as of the end of the then current term; or (ix) other good cause is shown and the written consent of the Company is obtained (which shall not be withheld unreasonably).

(e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Advisor pursuant to this Section 8 or the Company allocates the Allocated Assets to Other Advisors, the Advisor shall be entitled to, and the Company shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had the Allocated Assets under management and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f) Termination and Open Positions. Once terminated, the Advisor shall have no responsibility for existing positions, including delivery issues, if any, which may result from such positions.

9. Liquidation of Positions.

The Advisor agrees to liquidate open positions in the amount that the Company informs the Advisor, in writing via facsimile or other equivalent means, that the Company considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 8, respectively, or (ii) fund its pro rata share of any redemption, distribution or Company expense. The Company shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The Company shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) days prior notice. In the event that losses incurred as a result of such liquidation by the Advisor exceed the amount of the Allocated Assets, any such losses or excess losses shall be the sole responsibility of the Company; the Advisor shall have no liability for any such losses or excess losses.

10. Other Accounts of the Advisor.

(a) Management of Other Accounts and Trading of Proprietary Capital. Subject to paragraph (b) of this Section 10, the Advisor shall be free to (i) manage and trade accounts for other investors (including other public and private commodity pools) and (ii) trade for its own account and for the accounts of its affiliates, shareholders, directors, officers and employees, as applicable, using the same or other information and Trading Approach utilized in the performance of services for the Company, so long as in the Advisor’s reasonable judgment the aggregate amount of capital being managed or traded by the Adviser does not (A) materially impair the Advisor’s ability to carry out its obligations and duties to the Company pursuant to this Agreement or (B) create a reasonable likelihood of the Advisor having to modify materially its agreed upon Trading Approach being used for the Company in a manner which might reasonably be expected to have a material adverse effect on the Company.

Without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits. The Advisor agrees to (i) notify the Company promptly if the Advisor’s capacity is likely to be reached, and (ii) to provide the Company with reports each month concerning assets under management.

(b) Equitable Treatment of Accounts. The Advisor agrees, in its management of accounts other than the account of the Company, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over the Company. The preceding sentence shall not be interpreted to preclude (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Advisor in good faith in order to accommodate additional accounts. Notwithstanding the foregoing, the Advisor also shall not be deemed to be favoring another commodity interest account over the Company’s account if the Advisor, in accordance with specific instructions of the owner of such account, shall trade such account at a degree of leverage or in accordance with trading policies which shall be different from that which would normally be applied or if the Advisor, in accordance with the Advisor’s money management principles, shall not trade certain commodity interest contracts for an account based on the amount of equity in such account. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Company with an explanation of the differences, if any, in performance between the Company and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part), provided, however, that the Advisor may, in its discretion, withhold from any such inspection the identity of the client for whom any such account is maintained.

(c) Best Execution: The Company acknowledges that the Advisor will not be obliged to provide best execution, as that term is defined in the rules of the UK’s Financial Services Authority (“FSA”). The Advisor will use its best endeavours to obtain the best possible price when executing orders but it manages a number of other accounts and when there are split price fills not all accounts can receive the best prices. The Adviser will use a proprietary averaging algorithm which seeks to minimize the standard deviation of the average price achieved by each account and thus achieves the best price allocation mathematically possible, so that each account receives an average price as close as possible to that of the entire order.

(d) Inspection of Records. Upon the reasonable request of and upon reasonable notice from the Company, the Advisor shall permit the Company to review at the Advisor’s offices, in each case at its own expense, during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Company has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the Company may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event the Company shall keep all such information obtained by it from the Advisor confidential, unless disclosure thereof legally is required or has been made public (provided that any such information may be shared with the Members). Such right will terminate one year after the termination of this Agreement, shall apply only to those trading records which pertain to advice rendered or trades made during the term of this Agreement, and does not permit access to computer programs, records or other information used in determining trading decisions.

11. Speculative Position Limits.

If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Company’s Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self- regulatory body or governmental authority, the Advisor promptly will notify the Company if the Company’s positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Advisor agrees that if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Company and its other accounts which trade pursuant to the Trading Approach in a good faith effort to achieve an equitable treatment of all such accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages pursuant to the Trading Approach, including the Company, as nearly as possible in proportion to the assets available for trading of the respective accounts (including “notional” equity) to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of the Company’s account, assuming that the allocation is not more than $50 million, can be implemented for the benefit of the Company, notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

12. Redemptions, Distributions, Reallocations and Additional Allocations.

(a) Notice. The Company agrees to give the Advisor at least one (1) business day prior notice of any proposed redemptions, exchanges, proposed distributions, reallocations, additional allocations or withdrawals affecting the Allocated Assets.

(b) Allocations. Redemptions, exchanges, withdrawals and distributions of Company interests shall be charged against the Allocated Assets.

13. Brokerage Confirmations and Reports.

The Company will instruct the Company’s brokers and counterparties to furnish the Advisor with copies of all trade confirmations, daily equity runs and monthly trading statements relating to the Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Advisor shall not be responsible for any errors by the Company’s floor brokers, commodity brokers or counterparties. The Company also will furnish the Advisor with a copy of the form of all reports including, but not limited to, monthly, quarterly and annual reports, sent to either the Members or the Limited Owners and copies of all reports filed by the Company and/or the Members with the SEC, the CFTC and the NFA. The Advisor shall, at the Company’s request, make a good faith effort to provide the Company with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by the Company’s commodity broker regarding the Company and in the Advisor’s possession or control as the Company deems appropriate if the Company cannot obtain such copies on its own behalf. Upon request, the Company will provide the Advisor with accurate information with respect to the Allocated Assets.

14. The Advisor’s Representations and Warranties.

The Advisor represents and warrants that:

(a) it has full capacity and authority to enter into this Agreement and to provide the services required of it hereunder;

(b) it will not by entering into this Agreement and by acting as a commodity trading advisor to the Company (i) be required to take any action contrary to its incorporating or other formation documents or, to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached, to the best of its knowledge, any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(c) it is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor, and it will maintain and renew such registration and membership during the term of this Agreement;

(d) a copy of its most recent Commodity Trading Advisor Disclosure Document, as required by Part 4 of the CFTC’s regulations, has been provided to the Company in the form of Exhibit C hereto (and the Company acknowledges receipt of such Disclosure Document) and, except as disclosed in such Disclosure Document, all information in such Disclosure Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act, including the rules and regulations thereunder, as well as all rules and regulations of the National Futures Association;

(e) assuming that the Allocated Assets equal not more than $50 million as of the commencement of trading, the amount of such assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to manage funds in an amount which would be expected to have a material adverse effect on the Company; and

(f) neither the Advisor nor its stockholders, directors, officers, employees, agents, principals, affiliates nor any of its or their respective successors or assigns (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the Limited Owners of the Members nor (ii) shall solicit any person it or they know is a Limited Owner of any Member for the purpose of soliciting commodity business from such Limited Owner, unless such Limited Owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced to or referred to the Advisor by an unaffiliated agent other than in violation of clause (i).

The foregoing representations and warranties shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make or tend to make any of the foregoing not true in any material respect with respect to the Advisor, the Advisor promptly will notify the Company in writing thereof.

15. Representations and Warranties of the Company and the Administrator.

Each of the Company and the Administrator represents and warrants only as to itself (and, further, provided that only the Administrator is making the representations and the warranties in Section 15(a) and Section 15(e)(ii), and only the Company is making the representations and warranties in Section 15(e)(i)) that:

(a) each of the Company and the Administrator has the full capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(b) neither the Company nor the Administrator, by entering into this Agreement, will (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over it, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its duties under this Agreement;

(c) the Administrator is registered as a commodity pool operator under the CE Act and is a member of the NFA as a commodity pool operator, and it will maintain and renew such registration and membership during the term of this Agreement;

(d) this Agreement has been duly and validly authorized, executed and delivered and is a valid and binding agreement, enforceable against each of the Company and the Administrator, in accordance with its terms; and

(e) on the date hereof and during the term of this Agreement, (i) the Company is and will be a duly formed and validly existing Delaware limited liability company and (ii) the Administrator is and will be a duly formed and validly existing Delaware corporation, in each case in good standing under the laws of its jurisdiction of organization and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement.

The foregoing representations and warranties shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make or tend to make any of the foregoing not true in any material respect with respect to the Company and/or the Administrator, the Company and/or the Administrator promptly will notify the Advisor in writing thereof.

16. Assignment.

This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto, except that under no circumstances shall the Advisor be required to obtain the consent of any Other Advisor.

17. Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement.

18. Amendment or Modification or Waiver.

(a) Changes to Agreement. This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto, except that under no circumstances shall an amendment to, a modification of or a waiver of any provision of the Agreement as to the Advisor require the consent of any Other Advisor.

(b) No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

19. Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested or by facsimile, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Company or the Administrator:

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Facsimile: (914) 307-7020

If to the Advisor:

Winton Capital Management Limited

1-5 St. Mary Abbot’s Place

London W8 6LS

England

Attention: Martin Hunt/Andrew Bastow

Facsimile: +44 20 7610 5301

20. Governing Law.

Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof.

21. Survival.

The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

22. Promotional Literature.

Each party agrees that prior to using any promotional literature in which reference to the other parties hereto is made, it shall furnish in advance a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

23. No Liability of Members.

This Agreement has been made and executed by and on behalf of the Company and the Administrator, and the obligations of the Company and/or the Administrator set forth herein are not binding upon any of the Members individually, but rather, are binding only upon the assets and property of the Company and, to the extent provided herein, upon the assets and property of the Administrator.

24. Headings.

Headings to sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement.

25. Complete Agreement.

Except as otherwise provided herein, this Agreement, the Exhibits hereto and the Representation Agreement constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

26. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

27. Arbitration, Remedies.

Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of the NFA or, if the NFA should refuse to accept the matter, the American Arbitration Association.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

WCM POOL LLC

By:	DIVERSIFIED FUTURES FUND LP DIVERSIFIED FUTURES TRUST I KENMAR GLOBAL TRUST Being all of the voting members thereof

	By:	Preferred Investment Solutions Corp., sole managing owner of Diversified Futures Trust I and Kenmar Global Trust and sole general partner of Diversified Futures Fund LP

	By:	/s/ Esther E. Goodman
		Name:	Esther E. Goodman
		Title:	Senior Executive Vice President and Chief Operating Officer

PREFERRED INVESTMENT SOLUTIONS CORP.

	By:	/s/ Esther E. Goodman
		Name:	Esther E. Goodman
		Title:	Senior Executive Vice President and Chief Operating Officer

WINTON CAPITAL MANAGEMENT LIMITED

	By:	/s/ Martin Hunt
		Name:	Martin Hunt
		Title:	Director

EXHIBIT A

TRADING APPROACH

EXHIBIT B

TRADING LIMITATIONS AND POLICIES

EXHIBIT C

DISCLOSURE DOCUMENT

EXHIBIT D

REPRESENTATION AGREEMENT

REPRESENTATION AGREEMENT (“Agreement”) dated as of the 20th day of November, 2006, by and among WCM POOL LLC (the “Company”), a limited liability company formed under and pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”), PREFERRED INVESTMENT SOLUTIONS CORP., a Delaware corporation (the “Administrator”) and WINTON CAPITAL MANGEMENT LIMITED, a company registered in England and Wales (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company and the Administrator entered into an agreement with the Advisor, dated as of November 20, 2006 (the “Advisory Agreement”), pursuant to which the Advisor has agreed to act as a commodity trading advisor to the Company with respect to its assets.

NOW, THEREFORE, the parties agree as follows:

1. Representations and Warranties of the Advisor.

The Advisor hereby represents and warrants to the Company and the Administrator that:

a. This Agreement and the Advisory Agreement have been duly and validly authorized, executed and delivered on behalf of the Advisor and each is a valid and binding agreement enforceable in accordance with its terms. The performance of the Advisor’s obligations under this Agreement and the consummation of the transactions set forth in this Agreement and in the Advisory Agreement are not contrary to the provisions of the Advisor’s formation documents, or to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction, and will not result in any violation, breach or default under any term or provision of any undertaking, contract, agreement or order to which the Advisor is a party or by which the Advisor is bound.

b. The Advisor has all governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under the Advisory Agreement and this Agreement including, without limitation, registration as a commodity trading advisor under the Commodity Exchange Act (the “CE Act”) and membership as a commodity trading advisor with the National Futures Association (the “NFA”), and it will maintain and renew any required licenses, registrations, approvals or memberships during the term of the Advisory Agreement.

c. On the date hereof, the Advisor is, and at all times during the term of this Agreement will be, a corporation duly formed and validly existing and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualifications and the failure to be so qualified would materially adversely affect the Advisor’s ability to perform its obligations hereunder or under the Advisory Agreement. The Advisor has full capacity and authority to conduct its business and to perform its obligations under this Agreement.

d. Subject to the NDA, and as requested of the Company, the Advisor has supplied to or made available for review by the Company (and if requested by the Company to its designated auditor) all documents, statements, agreements and workpapers requested by them relating to all accounts covered by the Advisor’s Past Performance History which are in the Advisor’s possession or to which it has access; provided, however, that the Advisor may, in its sole discretion withhold from any such inspection the identity of the clients for whom any such accounts are maintained.

e. The Advisor is not required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), but may so register in the future.

f. As of the date hereof, there has been no material adverse change in the Advisor’s Past Performance History which has not been communicated in writing to and received by the Company.

g. Except for subsequent performance, as to which no representation is made, since the date of the Advisory Agreement, there has not been any material adverse change in the condition, financial or otherwise, of the Advisor or in the earnings, affairs or business prospects of the Advisor, whether or not arising in the ordinary course of business.

h. There is no pending, or to the best of the Advisor’s knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Advisor or its principals is a party, or to which any of the assets of the Advisor is subject which reasonably might be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Advisor or which reasonably might be expected to materially adversely affect any of the material assets of the Advisor or which reasonably might be expected to impair materially the Advisor’s ability to discharge its obligations to the Company; furthermore, the Advisor has not received any notice of an investigation by the NFA regarding non-compliance with its rules or the CE Act, the Commodity Futures Trading Commission (the “CFTC”) regarding non-compliance with the CE Act or the rules and regulations thereunder or any exchange regarding non-compliance with the rules of such exchange which investigation reasonably might be expected to materially impair the Advisor’s ability to discharge its obligations under this Agreement or the Advisory Agreement.

2. Covenants of the Advisor. If, at any time during the term of the Advisory Agreement, the Advisor discovers any fact, omission or event, or that a change of circumstances has occurred, which would make the Advisor’s representations and warranties in Section 1 of this Agreement inaccurate or incomplete in any material respect, the Advisor will provide prompt written notification to the Company of any such fact, omission, event or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification or the failure to continue to be in compliance with the foregoing representations and warranties during the term of the Advisory Agreement as soon as practicable following such notification shall be cause for the Company to terminate the Advisory Agreement with the Advisor on prior written notice to the Advisor.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Advisor and the Administrator that:

a. On the date hereof, the Company is, and at all times during the term of this Agreement and/or the Advisory Agreement will be, a formed and validly existing limited liability company in good standing under the laws of the State of Delaware and at all times during the term of this Agreement and the Advisory Agreement will be in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualifications and the failure to be so qualified materially adversely would affect its ability to perform its obligations under this Agreement and/or the Advisory Agreement.

b. Each of this Agreement and the Advisory Agreement has been validly authorized, executed and delivered on behalf of the Company, is a valid and binding agreement of the Company, and is enforceable in accordance with its terms. The performance of the Company’s respective obligations under this Agreement and under the Advisory Agreement, and the consummation of the transactions set forth in this Agreement and the Advisory Agreement, are not contrary to the provisions of their respective organizational documents, any applicable statute, law or regulation of any jurisdiction and will not result in any violation, breach or default under any term or provision of any undertaking, contract, agreement or order, to which the Company, is a party or by which the Company is bound.

c. The Company has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform their obligations under this Agreement and/or under the Advisory Agreement including, without limitation and will maintain and renew any required licenses, registrations, approvals or memberships during the term of this Agreement and/or the Advisory Agreement.

d. The Company is not required to be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

e. There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court or arbitration panel or before or by any governmental, administrative or self-regulatory body to which the Company or the principals of either is a party, or to which any of the assets of any of the foregoing persons is subject, which might reasonably be expected to result in any material adverse change in their condition (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of their assets or which reasonably might be expected to materially impair their ability to discharge their obligations under this Agreement or under the Advisory Agreement; and the Company has not received any notice of an investigation by (i) the NFA regarding non-compliance with NFA rules or the CE Act, (ii) the CFTC regarding non-compliance with the CE Act or the rules and regulations thereunder or (iii) any exchange regarding non-compliance with the rules of such exchange which investigation reasonably might be expected to materially impair the ability of the Company to discharge their respective obligations under this Agreement or under the Advisory Agreement.

f. The Members of the Company are bound contractually to keep confidential any information proprietary to the Advisor provided to the Company and shared with the Members, as contemplated by Section 10(c) of the Advisory Agreement, to the same extent as the Company is so bound pursuant to the Advisory Agreement and the Company will cause the Members to remain so bound for so long as the Company is so bound.

4. Representations and Warranties of the Administrator. The Company hereby represents and warrants to the Advisor and the Administrator that:

a. The Administrator is, and at all times during the term of this Agreement and/or the Advisory Agreement will be, a formed and validly existing corporation in good standing under the laws of the State of Delaware and is, and at all times during the term of this Agreement and/or the Advisory Agreement will be, in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualifications and in which the failure to be so qualified materially adversely would affect its ability to act as Administrator of the Company and to perform its obligations hereunder and/or under the Advisory Agreement, and each has full capacity and authority to conduct its business and to perform its obligations under this Agreement and/or the Advisory Agreement.

b. Each of this Agreement and the Advisory Agreement has been validly authorized, executed and delivered on behalf of the Administrator, is a valid and binding agreement of the Administrator, and is enforceable in accordance with its terms. The performance of the Administrator’s respective obligations under this Agreement and under the Advisory Agreement, and the consummation of the transactions set forth in this Agreement and the Advisory Agreement, are not contrary to the provisions of their respective organizational documents, any applicable statute, law or regulation of any jurisdiction and will not result in any violation, breach or default under any term or provision of any undertaking, contract, agreement or order, to which the Administrator, is a party or by which the Administrator is bound.

c. The Administrator has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform their obligations under this Agreement and/or under the Advisory Agreement including, without limitation, the Administrator’s registration as a commodity pool operator under the CE Act and membership as a commodity pool operator with the NFA, and will maintain and renew any required licenses, registrations, approvals or memberships during the term of this Agreement and/or the Advisory Agreement.

d. There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court or arbitration panel or before or by any governmental, administrative or self-regulatory body to which the Administrator or the principals of either is a party, or to which any of the assets of any of the foregoing persons is subject, which might reasonably be expected to result in any material adverse change in their condition (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of their assets or which reasonably might be expected to materially impair their ability to discharge their obligations under this Agreement or under the Advisory Agreement; and the Administrator has not received any notice of an investigation by (i) the NFA regarding non-compliance with NFA rules or the CE Act, (ii) the CFTC regarding non-compliance with the CE Act or the rules and regulations thereunder or (iii) any exchange regarding non-compliance with the rules of such exchange which investigation reasonably might be expected to materially impair the ability of the Administrator to discharge their respective obligations under this Agreement or under the Advisory Agreement.

e. The Members of the Company are bound contractually to keep confidential any information proprietary to the Advisor provided to the Company and shared with the Members, as contemplated by Section 10(c) of the Advisory Agreement, to the same extent as the Company is so bound pursuant to the Advisory Agreement and the Administrator will cause the Members of the Company to remain bound for so long as the Company is so bound.

5. Covenants of the Administrator and the Company. If, at any time during the term of the Advisory Agreement, the Administrator or the Company discovers any fact, omission or event, or that a change of circumstance has occurred, which would make the Administrator’s or the Company’s representations and warranties in Section 3 or 4 (as applicable) of this Agreement inaccurate or incomplete in any material respect, the Company or the Administrator, as appropriate, promptly will provide written notification to the Advisor of such fact, omission, event or change of circumstance and the facts related thereto, and it is hereby agreed that the failure to provide such notification, or the failure to continue to be in compliance with the foregoing representations and warranties during the term of the Advisory Agreement as soon as practicable following such notification, shall be cause for the Advisor to terminate the Advisory Agreement with the Company and the Administrator on prior written notice to both.

6. Indemnification.

a. In any action in which the Company or the Administrator, or controlling persons, shareholders, partners, directors, officers and/or employees of any of the foregoing (the “Indemnified Parties”) are parties, the Advisor agrees to indemnify and hold harmless the foregoing persons against any loss, claim, damage, charge, liability or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) (“Losses”) to which such persons may become subject, insofar as such Losses arise out of or are based exclusively upon any misrepresentation or material breach of any warranty, covenant or agreement of the Advisor contained in this Agreement, and to reimburse each of the foregoing persons for any legal or other fees or expenses reasonably incurred in connection with investigating or defending any action or claim arising out of or based upon any of the foregoing.

b. In any action in which the Advisor, or any of its controlling persons, shareholders, partners, directors, officers and/or employees (the “Advisor Indemnified Parties”) are parties, the Company and the Administrator, jointly and severally, agree to indemnify and hold harmless the Advisor Indemnified Parties against any Losses, insofar as such Losses arise out of or are based exclusively upon any misrepresentation or material breach of any warranty, covenant or agreement of the Company or the Administrator contained in this Agreement, and to reimburse the Advisor Indemnified Parties for any legal or other fees or expenses reasonably incurred in connection with investigating or defending any action or claim arising out of or based upon any of the foregoing.

c. None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments or confessions of judgment, or to settlements entered into by an indemnified party claiming indemnification without the prior written consent of the indemnifying party.

d. Promptly after receipt by an indemnified party under this Section 6 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 6, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 6 except to the extent, if any, that such failure or delay prejudiced the indemnifying party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it timely notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in the defense therein, and to the extent that it may wish, to assume such defense thereof, with counsel specifically approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 6. Notwithstanding any other provisions of this Section 6, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

e. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the indemnifying party in advance of final disposition or settlement of such matter, if and to the extent that the person on whose behalf such expenses are paid shall agree in writing to reimburse the indemnifying party in the event indemnification is not permitted under this Section 6 upon final disposition or settlement.

f. The parties hereto acknowledge and agree on their own behalf that the indemnities provided in this Agreement shall be inapplicable in the event of any Losses arising out of or based upon, but limited to the extent caused by, any misrepresentation or breach of any warranty, covenant or agreement of any indemnified party to any indemnifying party contained in this Agreement.

7. Limits on Claims. The Advisor agrees that it will not take any of the following actions against the Company or any Member: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or such Member in an involuntary case or proceeding under the U.S. Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Company or such Member a bankrupt or insolvent or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Company or such Member under the U.S. Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or such Member or of any substantial part of any of their respective properties, or ordering the winding up or liquidation of any of their respective affairs, (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy (collectively “Bankruptcy or Insolvency Action”). In addition, the Advisor agrees that for any obligations due and owing to it by the Company, the Advisor will look solely and exclusively to the assets of the Company or the Administrator, if it has liability in its capacity as Administrator, to satisfy its claims and will not seek to attach or otherwise assert a claim against the assets of any Member, whether there is a Bankruptcy or Insolvency Action taken. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

8. Notices. Any notices under this Agreement required to be given shall be effective only if given or confirmed in writing, shall be deemed given by the party providing notice when received by the party to whom notice is being given and shall be sent certified mail, postage prepaid, or hand delivered, to the following address, or to such other address as a party may specify by written notice to each of the other parties hereto:

If to the Company or the Administrator:

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, New York 10573

Attention: General Counsel

Facsimile: (914) 307-7020

If to the Advisor:

Winton Capital Management Limited

1-5 St. Mary Abbot’s Place

London W8 6LS

England

Attention: Martin Hunt/Andrew Bastow

Facsimile: +44 20 7610 5301

9. Governing Law. This Agreement shall be deemed to be made under the laws of the State of Delaware applicable to contracts made and to be performed in that State and shall be governed by and construed in accordance with the laws of that State, without regard to the conflict of laws principles.

10. Arbitration, Remedies. Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of NFA or, if NFA should refuse to accept the matter, the American Arbitration Association. The parties also agree that the award of the arbitrators shall be final and may be enforced in the courts of Delaware and in any other courts having jurisdiction over the parties.

11. Assignment. This Agreement may not be assigned by any party without the express prior written consent of each of the other parties hereto.

12. Amendment or Modification or Waiver. This Agreement may not be amended or modified except by the written consent of each of the parties hereto.

13. Successors. Except as set forth in Section 6 of this Agreement, this Agreement is made solely for the benefit of and shall be binding upon the Company, the Administrator, the Advisor and the respective successors and permitted assigns of each of them, and no other person shall have any right or obligation under this Agreement.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

15. No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

16. No Liability of Members. This Agreement has been made and executed by and on behalf of the Company and the Administrator, and the obligations of the Company and/or the Administrator set forth in this Agreement are not binding upon any of the Members individually, but rather are binding only upon the assets and property of the Company and, to the extent provided herein, upon the assets and property of the Administrator.

17. Headings. Headings to the Sections in this Agreement are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement.

18. Complete Agreement. Except as otherwise provided herein, this Agreement and the Advisory Agreement constitute the entire agreement among the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one original instrument.

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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

WCM POOL LLC

By:	DIVERSIFIED FUTURES FUND LP DIVERSIFIED FUTURES TRUST I KENMAR GLOBAL TRUST Being all of the voting members thereof

	By:	Preferred Investment Solutions Corp., sole managing owner of Diversified Futures Trust I and Kenmar Global Trust and sole general partner of Diversified Futures Fund LP

	By:	/s/ Esther E. Goodman
		Name:	Esther E. Goodman
		Title:	Senior Executive Vice President and Chief Operating Officer

PREFERRED INVESTMENT SOLUTIONS CORP.

By:	/s/ Esther E. Goodman
	Name:	Esther E. Goodman
	Title:	Senior Executive Vice President and Chief Operating Officer

WINTON CAPITAL MANAGEMENT LIMITED

By:	/s/ Martin Hunt
	Name:	Martin Hunt
	Title:	Director